UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 12, 2004

GENESEE & WYOMING INC.

(Exact name of registrant as specified in its charter)

DELAWARE
(State or other jurisdiction of incorporation)

001-31456 (Commission File Number)	06-0984624 (I.R.S. Employer Identification No.)

66 FIELD POINT ROAD, GREENWICH, CONNECTICUT (Address of principal executive offices)	06830 (Zip Code)

(203) 629-3722
(Registrant’s telephone number, including area code)

(NOT APPLICABLE)
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
Item 9.01. Financial Statements and Exhibits
SIGNATURES
EX-10.1: AMENDED AND RESTATED REVOLVING CREDIT AGREEMENT
EX-10.2: NOTE PURCHASE AGREEMENT
EX-99: PRESS RELEASE

Item 1.01. Entry into a Material Definitive Agreement.

     The information set forth under Item 2.03 “Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant” is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

     On November 12, 2004 Genesee & Wyoming Inc. (GWI) entered into an amended and restated five-year, US$182 million unsecured senior credit facility and completed a seven-year, US$75 million private placement of unsecured 4.85% Fixed Rate Senior Notes. GWI will use proceeds from the $257 million financing to repay approximately $110 million of debt outstanding at its U.S. and Canadian subsidiaries as of September 30, 2004. The remaining unused borrowing capacity will be available for general corporate purposes, including acquisitions.

     The amended and restated credit facility is composed of a US$150 million revolving loan and a C$38.5 million (US$32 million) Canadian term loan, both of which are due in 2009. Initial borrowings were priced at LIBOR plus 1.0%. Bank of America, N.A. acted as sole lead arranger and administrative agent for the new credit facility, while JPMorgan Chase Bank acted as syndication agent. Other participating lenders were LaSalle Bank, Key Bank, National City Bank, Citizens Bank, Sovereign Bank, BB&T and Comerica. Interest rates for borrowings under the credit facility are based on US or Canadian LIBOR plus a margin, which varies from 0.75% to 1.50% depending on leverage. Financial covenants, which are measured on a trailing twelve month basis and reported quarterly, include (a) maximum leverage of 3.5 times (measured as Funded Debt (indebtedness plus guarantees including Letters of Credit, plus the present value of operating leases) to EBITDAR (earnings before interest, taxes, depreciation, amortization and rental payments on operating leases), (b) minimum interest coverage of 3.5 times (measured as EBITDA divided by interest expense), (c) required net worth equal to 80% of net worth as of September 30, 2004 plus 50% of net income for each quarter ending after September 30, 2004, and (d) maximum annual capital expenditures (excluding acquisitions) of $42 million, reported on an annual basis. Fifty percent of unutilized permitted capital expenditures may be utilized in the next succeeding year. The credit facility contains a number of covenants restricting GWI’s ability to incur additional indebtedness, make certain investments, sell assets, issue subsidiary stock, restrict distributions from subsidiaries, create certain liens, enter into certain consolidations or mergers, enter into certain transactions with affiliates, and pay dividends or make distributions. The credit facility allows GWI to pay dividends or make distributions provided that Funded Debt to EBITDAR, including any borrowings made to fund the dividend or distribution, is less than 3.0 to 1.

     The US$75 million 4.85% Fixed Rate Senior Notes were priced at a spread of 1.15% over the 7-year U.S. Treasury and are due in 2011. Participating investors were PPM America, Metropolitan Life Insurance, TIAA-CREF, and Mutual of Omaha. Banc of America Securities LLC acted as private placement agent. The senior notes contain a number of covenants limiting GWI’s ability to incur additional indebtedness, sell assets, create certain liens, enter into certain consolidations or mergers and enter into certain transactions with affiliates. Financial covenants, which are reported quarterly, include (a) maximum debt to capitalization of 65% and (b) minimum fixed charge coverage ratio of 1.75 times (measured as EBITDAR for the preceding twelve months divided by interest expense plus operating lease payments for the preceding twelve months).

     Both the credit facility and the senior notes are unsecured, but the revolving loan and the senior notes are guaranteed by substantially all of GWI’s U.S. subsidiaries and the Canadian term loan is guaranteed by substantially all of GWI’s U.S. and Canadian subsidiaries.

     This summary is qualified in its entirety by reference to the text of the amended and restated credit agreement, the note purchase agreement and the related press release, which are incorporated herein by reference and are included as Exhibits 10.1, 10.2 and 99 to this Current Report.

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

Exhibit 10.1- Amended and Restated Revolving Credit and Term Loan Agreement, dated as of November 12, 2004, among Genesee & Wyoming Inc., Quebec-Gatineau Railway Inc., certain subsidiaries of Genesee & Wyoming Inc. as Guarantors, the lenders party thereto, Bank of America, N.A., as Administrative Agent and JPMorgan Chase Bank, as Syndication Agent.

Exhibit 10.2- Note Purchase Agreement, dated as of November 12, 2004 among Genesee & Wyoming Inc., certain subsidiaries of Genesee & Wyoming Inc. as Guarantors and note purchasers party thereto,

Exhibit 99- The press release issued by Genesee & Wyoming Inc. on November 15, 2004, announcing the amendment and restatement of the Revolving Credit and Term Loan Agreement and completion of the private placement of senior notes, which is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

GENESEE & WYOMING INC.

November 18, 2004	By: /s/	John C. Hellmann

John C. Hellmann
Chief Financial Officer